                                                                  Exhibit (a)(1)

                          OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      and
  All of the Outstanding Shares of Series B ESOP Convertible Preferred Stock
                                      of
                            NALCO CHEMICAL COMPANY
                                      at
                     $53.00 Net Per Share of Common Stock
                                      and
     $1,060.00 Net Per Share of Series B ESOP Convertible Preferred Stock
                                      by
                              H2O ACQUISITION CO.
                         A Wholly Owned Subsidiary of
                            SUEZ LYONNAISE DES EAUX

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JULY 30, 1999, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.1875 PER SHARE (THE "COMMON STOCK"), AND SHARES OF SERIES B ESOP CONVERTIBLE PREFERRED STOCK (THE "ESOP PREFERRED STOCK", AND, TOGETHER WITH THE COMMON STOCK, THE "SHARES") OF NALCO CHEMICAL COMPANY WHICH, WHEN ADDED TO ANY SHARES OF COMMON STOCK ALREADY OWNED BY SUEZ LYONNAISE DES EAUX OR H2O ACQUISITION CO., REPRESENTS AT LEAST A MAJORITY OF ALL THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, ON A FULLY DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (III) IF REQUIRED BY APPLICABLE LAW, THE RECEIPT PRIOR TO THE EXPIRATION OF THE OFFER OF A DECISION OF THE COMMISSION OF THE EUROPEAN COMMUNITY THAT THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE COMPATIBLE WITH THE COMMON MARKET. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

  THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 27, 1999 (THE "MERGER AGREEMENT"), AMONG SUEZ LYONNAISE DES EAUX, H2O ACQUISITION CO. AND THE COMPANY. SEE SECTION 11--"PURPOSE OF THE OFFER; PLANS FOR NALCO CHEMICAL COMPANY; CERTAIN AGREEMENTS".

                               ----------------

                     The Dealer Manager for the Offer is:
                               J.P. Morgan & Co.

                               ----------------

              The date of this Offer to Purchase is July 1, 1999.

  ON JUNE 27, 1999 THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY
(I) DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, (III) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, APPROVE THE MERGER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (IV) APPROVED THE TAKING OF ALL OTHER APPLICABLE ACTION NECESSARY TO RENDER SECTION 203 OF THE DGCL (AS DEFINED HEREIN) AND OTHER STATE TAKEOVER STATUTES AND THE RIGHTS AGREEMENT (AS DEFINED HEREIN) INAPPLICABLE TO THE OFFER AND THE MERGER.

                               ----------------

                                   IMPORTANT

  Any holder of Shares (a "Holder") desiring to tender all or any portion of the Shares owned by such Holder should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in such Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary, (ii) where applicable, cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender such Shares pursuant to the procedures for book-entry transfer of Shares or (iii) comply with the guaranteed delivery procedures, in each case, upon the terms set forth in
Section 3--"Procedures for Tendering Shares". Any Holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or custodian if such Holder desires to tender such Shares. See Section 3-- "Procedures for Tendering Shares".

  Any Holder who desires to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares".

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

INTRODUCTION..............................................................   1
 1. Terms of the Offer....................................................   2
 2. Acceptance for Payment and Payment for Shares.........................   4
 3. Procedures for Tendering Shares.......................................   6
 4. Withdrawal Rights.....................................................   8
 5. Certain United States Federal Income Tax Consequences.................   9
 6. Price Range; Dividends................................................   9
 7. Certain Information Concerning the Company............................  11
 8. Certain Information Concerning Purchaser and Parent...................  14
 9. Source and Amount of Funds............................................  15
10. Background of the Offer...............................................  15
11. Purpose of the Offer; Plans for the Company; Certain Agreements.......  16
12. Dividends and Distributions...........................................  35
13. Effect of the Offer on the Market for the Common Stock; Exchange Act
 Registration.............................................................  35
14. Conditions of the Offer...............................................  36
15. Certain Legal Matters; Regulatory Approvals...........................  37
16. Fees and Expenses.....................................................  41
17. Miscellaneous.........................................................  41

SCHEDULE I Information Concerning the Directors and Executive Officers of Suez Lyonnaise des Eaux and H2O Acquisition Co.

To the Holders of Common Stock and
  Series B ESOP Convertible Preferred Stock of Nalco Chemical Company:

                                 INTRODUCTION

  H2O Acquisition Co., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Suez Lyonnaise des Eaux, a societe anonyme organized and existing under the laws of the Republic of France ("Parent"), hereby offers to purchase (i) all of the issued and outstanding shares of common stock, par value $0.1875 per share (the "Common Stock"), of Nalco Chemical Company, a Delaware corporation (the "Company"), at a price of $53.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Common Stock Offer Price"), and (ii) all of the issued and outstanding shares of Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") of the Company, at a price of $1,060.00 per share of ESOP Preferred Stock, net to the seller in cash, without interest thereon (the "ESOP Preferred Stock Offer Price", and, together with the Common Stock Offer Price, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, "Shares" shall mean the shares of Common Stock and the shares of ESOP Preferred Stock. Unless the context indicates otherwise, all references to Common Stock shall include the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 20, 1996 (the "Rights Agreement"), by and between the Company and First Chicago Trust Company of New York ("First Chicago") as Rights Agent.

  Holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to First Chicago, as Depositary (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc., as Dealer Manager (the "Dealer Manager" or "J.P. Morgan"), the Depositary and Morrow & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16--"Fees and Expenses".

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least such number of Shares which, when added to any shares of Common Stock already owned by Parent, constitute a majority of the then outstanding shares of Common Stock on a fully diluted basis (including, without limitation, all shares of Common Stock issuable upon the conversion of the ESOP Preferred Stock or any other convertible securities or upon the exercise of any options, warrants or rights) (the "Minimum Condition"), (ii) the satisfaction of the HSR Condition (as defined herein), and (iii) the satisfaction of the EC Condition (as defined herein). The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in Section 14--"Conditions of the Offer".

  The board of directors of the Company (the "Board of Directors") has duly adopted resolutions that (i) determined that the Merger (as defined herein) is advisable and that the Merger Agreement (as defined herein) and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Holders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, (iii) recommended the acceptance of the Offer, the approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of the Company, and (iv) approved the taking of all other applicable action necessary to render Section 203 of the Delaware General Corporations Law (the "DGCL") and other state takeover statutes and the Rights Agreement inapplicable to the Offer and the Merger.

  The Company has advised Parent that Goldman, Sachs & Co. ("Goldman Sachs"), the financial advisor to the Company, has delivered to the Board of Directors its written opinion dated June 28, 1999, to the effect that as of such date, the Common Stock Offer Price to be received by the holders of Common

Stock pursuant to the Offer and the Merger is fair to such holders of Common Stock from a financial point of view. A copy of the opinion of Goldman Sachs, which sets forth the assumptions and qualifications made, factors considered and scope of review undertaken by Goldman Sachs, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to the Holders concurrently herewith. Holders are urged to read the full text of that opinion.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 27, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, as promptly as practicable after consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), except for (a) Shares which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Purchaser), all of which shall cease to be outstanding, and shall be canceled and retired and none of which shall receive any payment with respect thereto and (b) Shares held by holders exercising their rights to dissent in accordance with Delaware law, (i) each share of Common Stock (including all Rights) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith be canceled and shall be converted automatically into the right to receive an amount in cash equal to $53.00, without interest; and (ii) each share of ESOP Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to $1,060.00, without interest. The Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

  The Company has informed Purchaser that, as of June 24, 1999, there were (x) 66,263,894 shares of Common Stock issued and outstanding, (y) stock options issued under the Company's Stock Option Plans (as defined herein) covering not more than 10,888,271 shares of Common Stock (with an exercise price less than $53.00), and (z) 353,908.409 shares of ESOP Preferred Stock issued and outstanding. As a result, as of such date, the Minimum Condition would be satisfied if at least 42,115,167 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date (as defined herein). The Company has advised Parent that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially by him or her, except to the extent that such tender would violate applicable securities laws.

  "HSR Condition" means the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (and any extension thereof) . "EC Condition" shall mean, if required by applicable law, the receipt prior to the Expiration Date of a decision of the Commission of the European Community that the purchase of the Common Stock pursuant to the Offer and the Merger are compatible with the Common Market. "Regulatory Condition" shall mean the HSR Condition and the EC Condition, collectively. See Section 14--"Conditions of the Offer" for a complete description of the conditions of the Offer.

  This Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 30, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon, among other things, satisfaction of (i) the Minimum Condition, (ii) the HSR Condition, and (iii) the EC Condition. The Offer is also subject to certain other conditions set forth in Section 14-- "Conditions of the Offer". If these or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are determined by Purchaser to have occurred prior to the Expiration Date, Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering Holders, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission") purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended, provided, however, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not (i) waive the Minimum Condition, (ii) decrease the price per Share payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or add to the conditions to the Offer set forth in Section 14--"Conditions of the Offer", (v) extend the Offer, (vi) change the form of consideration payable in the Offer, or (vii) amend, add to or waive any other term of the Offer in any manner which would be adverse to the Company or the Holders. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer (i) if, on the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not have been satisfied or waived, until the fifth Business Day after the date Purchaser reasonably believes to be the earliest date on which such conditions will be satisfied, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, or (iii) from time to time for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence. Parent and Purchaser have agreed that if immediately prior to any scheduled expiration date of the Offer, the Regulatory Condition has not been satisfied or a temporary restraining order prohibiting the purchase of the Shares shall have been issued by a court of competent jurisdiction in any country in which the Company or its Subsidiaries have operations material to the Company and its Subsidiaries, taken as whole, Purchaser shall extend the Offer from time to time until five business days after the Regulatory Condition has been satisfied or the lifting of such temporary restraining order subject to the right of Parent, Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission and to applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14-- "Conditions of the Offer", by giving notice of such extension to the Depositary and by making a public announcement thereof. There can be no assurance that Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its Shares. See Section 4--"Withdrawal Rights".

  Subject to the applicable rules and regulations of the Commission and to applicable law, Purchaser also expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares (a) if the HSR Condition has not been satisfied, (b) the EC Condition has not been satisfied or (c) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14-- "Conditions of the Offer" have occurred and (iii) subject to the terms of the Merger Agreement, to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, provided however, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not (i) waive the Minimum Condition,
(ii) decrease the price per Share payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or add to the conditions to the Offer set forth in Section 14--"Conditions of the Offer", (v) extend the Offer, (vi) change the form of consideration payable in the Offer, or (vii) amend, add to or waive any other term of the Offer in any manner which would be adverse to the Company or the Holders.

  Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

  During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Holders and investor response.

  The Company has provided Purchaser with the Company's shareholder lists and security position listings in respect of the Shares for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of Holders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of Holders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") as promptly as practicable after the later to occur of (i) the Expiration Date or (ii) the satisfaction or waiver of the conditions set forth in Section 14--"Conditions of the Offer." Subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law, including, but not limited to, the receipt of the regulatory approvals specified in Section 15--"Certain Legal Matters; Regulatory Approvals." If, following acceptance for payment of Shares, Purchaser asserts such regulatory approvals as a condition and does not promptly pay for Shares tendered, Purchaser will promptly return such Shares. Notwithstanding the fact that Purchaser reserves the right to assert the non-occurrence of a condition set forth in Section 14--"Conditions of the Offer" following acceptance for payment of Shares but prior to payment for Shares, in order to delay payment or cancel its obligation to pay for properly tendered Shares, Purchaser understands that all conditions to the Offer other than receipt of necessary regulatory approvals, must be satisfied or waived prior to the Expiration Date.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering Holders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, certificates evidencing Shares not purchased will be returned, without expense to the tendering Holder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  Purchaser reserves the right to assign to Parent, or to any other direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Tendering Shares.

  Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the certificates representing Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase,
(ii) cause such Holder's broker, dealer, commercial bank or trust company to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

  The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Holder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. Delivery of documents or instructions to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by the registered holder of Shares who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

  If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

  Guaranteed Delivery. If a Holder desires to tender Shares pursuant to the Offer and such Holder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Trading Days after the date of execution of the Notice of Guaranteed Delivery. A "Trading Day" is any day on which the New York Stock Exchange is open for business.

  Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

  Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (unless Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering Holder and Purchaser on the terms and subject to the conditions of the Offer.

  Determination of Validity. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Appointment as Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of Purchaser as such Holder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the Shares tendered by such Holder and accepted for payment by Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after June 27, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Holder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

  Backup Withholding. Under United States federal income tax law, the amount of any payments made by the Depositary to Holders (other than corporate and certain other exempt Holders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt, tendering U.S. Holder (as defined in Section 5--"Certain United States Federal Income Tax Consequences") must provide the Depositary with such Holder's correct taxpayer identification number and certify under penalties of perjury that such Holder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a Holder or if a Holder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such Holder. See Section 5--"Certain United States Federal Income Tax Consequences" of this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

  4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 30, 1999, or at such later time as may apply if the Offer is extended.

  If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4-- "Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Tendering Shares", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded without Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3-- "Procedures for Tendering Shares".

  5. Certain United States Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer or the Merger by a U.S. Holder (defined below) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Shares who for United States federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or a trust
(a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

  In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Shares and such U.S. Holder's adjusted tax basis in such Shares. Assuming that the Shares constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Shares exceeds one year.

  The foregoing discussion may not be applicable to certain types of Holders, including Holders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, Holders that are not U.S. Holders and Holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

  Backup Withholding Tax. As noted in Section 3--"Procedures for Tendering Shares", a Holder (other than an "exempt recipient", including a corporation, a non-U.S. Holder that provides appropriate certification and certain other persons (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for Shares may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such Holder provides its taxpayer identification number and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

  The United States federal income tax discussion set forth above is included for general information and is based upon income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

  6. Price Range; Dividends.

  Common Stock. The primary market for the Common Stock is the New York Stock Exchange. In addition, the Common Stock is listed and traded on the Chicago Stock Exchange. The ticker symbol for the

Common Stock is "NLC". The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock on the New York Stock Exchange as reported by the Dow Jones News Service:

                                                              High       Low
                                                            --------- ---------
   1997:
     Quarter ended 9/30/97................................. $41 5/8   $38 15/16
     Quarter ended 12/31/97................................  42 7/16   37 13/16
   1998:
     Quarter ended 3/31/98.................................  40 5/8    37 1/2
     Quarter ended 6/30/98.................................  40 7/8    34 7/16
     Quarter ended 9/30/98.................................  36 1/8    28 1/16
     Quarter ended 12/31/98................................  34 5/16   28 3/8
   1999:
     Quarter ended 3/31/99.................................  30 15/16  26
     Quarter ended 6/30/99.................................  26 3/4    51 7/8

  On June 23, 1999, the day before the Company announced that it was in talks about a possible business combination transaction, the reported closing sales price of the Common Stock on the New York Stock Exchange was $37 1/4 per share of Common Stock. On June 25, 1999, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Common Stock on the New York Stock Exchange was $42 1/2 per share of Common Stock. On June 30, 1999, the last full trading day prior to the date of this Offer to Purchase, the last reported sales price of the Common Stock on the New York Stock Exchange was $51 7/8 per share. Holders of Common Stock are urged to obtain current market quotations for the Common Stock.

  The following table sets forth the aggregate per share of Common Stock amount of dividends paid on the Common Stock during the periods indicated:

                                                                Dividend Amount
                                                                ---------------
   1996:
     Quarter ended 9/30/96.....................................      $0.25
     Quarter ended 12/31/96....................................      $0.25
   1997:
     Quarter ended 3/31/97.....................................      $0.25
     Quarter ended 6/30/97.....................................      $0.25
     Quarter ended 9/30/97.....................................      $0.25
     Quarter ended 12/31/97....................................      $0.25
   1998:
     Quarter ended 3/31/98.....................................      $0.25
     Quarter ended 6/30/98.....................................      $0.25
     Quarter ended 9/30/98.....................................      $0.25
     Quarter ended 12/31/98....................................      $0.25
   1999:
     Quarter ended 3/31/99.....................................      $0.25
     Quarter ended 6/30/99.....................................      $0.25

  The Merger Agreement prohibits the Company from declaring or paying any dividends until the effective date of the Merger, except for the regular quarterly dividend previously declared.

  ESOP Preferred Stock. The ESOP Preferred Stock is not listed on any exchange or traded on the Nasdaq National Market. No price quotations are available for the ESOP Preferred Stock.

  7. Certain Information Concerning the Company.

  The Company. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  The Company manufactures and markets specialty water treatment and process chemicals and services worldwide. The Company serves customers in steelmaking, pulp and papermaking, mining and mineral processing, automotive, metalmaking, oil refining and petroleum, power generation, food and beverage, light industrial, hospitals, and office buildings in more than 120 countries. The Company is a Delaware corporation. The address of the Company's principal executive offices is One Nalco Center, Naperville, Illinois 60563. The telephone number of the Company at such offices is (630) 305-1000.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth below under "--Available Information".

                             Nalco Chemical Company

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                     ($ in millions except per share data)

                                                                Three Months
                                 Year Ended December 31,      Ended March 31,
                                ----------------------------  -----------------
                                  1996      1997      1998      1998     1999
                                --------  --------  --------  --------  -------
                                                                (unaudited)
Statement of Operations:
Revenues......................  $1,303.5  $1,433.7  $1,573.5  $  367.1  $ 410.2
Operating costs and expenses:
  Cost of products sold.......     568.6     629.6     714.1     164.9    184.8
  Selling, administrative and
   research...................     518.2     561.4     618.0     145.9    152.2
  Cost reduction program......                 --      180.0       --       --
                                --------  --------  --------  --------  -------
    Total operating costs and
     expenses.................   1,086.8   1,191.0   1,512.1     310.8    337.0
Operating income (loss).......     216.7     242.7      61.4      56.3     73.2
  Interest and investment
   income.....................       2.6       0.7       2.4       1.0      1.2
  Interest expense............     (14.4)    (15.3)    (26.5)     (4.9)    (8.2)
  Equity in earnings of
   partnership................      24.5      28.2      22.6       7.3      4.6
Earnings from Continuing
 Operations Before Income
 Taxes........................     229.4     256.3      59.9      59.7     70.8
Income tax (expense)/benefit..      83.5      92.9      22.0      21.7     25.5
                                --------  --------  --------  --------  -------
Earnings from Continuing
 Operations...................     145.9     163.4      37.9       --       --
Earnings from Discontinued
 Operations...................       8.6       --        --        --       --
Cumulative Effect of Change in
 Accounting for Business
 Process Reengineering Costs..       --      (4.5)       --        --       --
                                --------  --------  --------  --------  -------
  Net of Taxes................
  Net Earnings................  $  154.5  $  158.9  $   37.9  $   38.0  $  45.3
                                ========  ========  ========  ========  =======
Per Share of Common Stock
 Earnings from Continuing
  Operations--Diluted.........     $1.86     $2.10     $0.40     $0.49    $0.60
Discontinued Operations.......       .11       --        --        --       --
Accounting Change.............       --       (.06)      --        --       --
                                --------  --------  --------  --------  -------
Net Earnings..................      1.97      2.04       .40      0.53     0.65
                                ========  ========  ========  ========  =======
Cash Dividends Paid...........      1.00      1.00      1.00      0.25     0.25
Consolidated Balance Sheet
 Data:
  Working Capital.............  $   95.5  $  153.4  $  126.3  $  163.1  $ 226.4
  Property, plant and
   equipment, net.............     522.0     492.5     517.3     498.9    496.7
  Total assets................   1,394.5   1,440.9   1,650.7   1,505.3   1661.6
  Long-term Debt..............     252.6     335.3     496.2     364.8    569.3
  Deferred Income Taxes.......      42.9      37.2      15.6      34.7     29.0
  Total Shareholders' Equity..     654.5     652.7     585.9     677.1    605.9

  Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information provided by the Company, including certain projected financial data (the "Projections") for the year ending December 31, 1999. The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that the Projections were prepared by the Company's management based on numerous assumptions including, among others, assumptions regarding various matters that could affect the amount and timing of the Company's future revenues, operating income, benefits and other expenses, depreciation and amortization and capital expenditure. The Projections do not give effect to the Offer, expenditure requirements or the potential combined operations of Parent and the Company. The Projections are set forth below in this Offer to Purchase for the limited purpose of giving Holders access to financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                            Nalco Chemical Company
                    Selected 1999 Projected Financial Data
                (In Millions of Dollars Except Per Share Data)

                                                    Second Third Fourth  Total
                                                     Qtr    Qtr   Qtr    Year
                                                    ------ ----- ------ -------
Net Sales.......................................... 408.8  423.0 418.7  1,645.7
Cost of Products Sold.............................. 184.3  192.7 190.7    747.7
                                                    -----  ----- -----  -------
Gross Earnings..................................... 224.5  230.3 228.0    898.0
                                                    -----  ----- -----  -------
Total Operating Expenses........................... 133.4  135.9 137.5    535.6
                                                    -----  ----- -----  -------
Operating Earnings.................................  68.5   69.5  64.6    267.4
                                                    -----  ----- -----  -------
Earnings Before Taxes..............................  64.6   65.6  61.8    253.1
 Income Taxes......................................  23.1   23.5  22.1     90.6
                                                    -----  ----- -----  -------
Net Earnings.......................................  41.5   42.1  39.7    162.5
                                                    =====  ===== =====  =======
Earnings Per Share................................. $0.55  $0.56 $0.52  $  2.15

          Cautionary Statements Concerning Forward-Looking Statements

  Certain matters discussed herein, including, but not limited to the Projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above in "Certain Projected Financial Data of the Company".

  While presented with numerical specificity, the Projections are necessarily based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the Projections will be realized and the actual results for the fiscal year ending December 31, 1999 may vary materially from those shown above. None of Parent, Purchaser or the Company is under any obligation or has any intention to update the Projections at any future time.

  In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Parent, Purchaser, the Company or any other person that the projected results will be achieved. The Projections should be read in conjunction with the historical financial information of the Company included above. Neither Parent nor Purchaser assumes any responsibility for the accuracy, reasonableness, reliability or validity of the foregoing Projections nor has the Company made any representations to Parent or Purchaser regarding such Projections.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

  8. Certain Information Concerning Purchaser and Parent.

  Purchaser. Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of Purchaser are beneficially owned by Parent. The principal address of Purchaser is c/o Suez Lyonnaise des Eaux, 1, rue d'Astorg, 75008 Paris, France. The telephone number is 011-33-1-40-06-64-00.

  Parent. Parent, a societe anonyme organized and existing under the laws of the Republic of France, operates private infrastructure services in more than 120 countries, providing electricity and natural gas, waste treatment, communications services, and water services and maintains interests in construction, retail finance, real estate holdings, capital investments, metals extraction, foam products, electronics, and steel. Suez Lyonnaise des Eaux was formed from the 1997 merger of Compagnie de Suez (builder of the Suez Canal) and Lyonnaise des Eaux. The principal executive offices of Parent are located at 1, rue d'Astorg, 75008 Paris, France. The telephone number is 011-33-1-40-06-64-00.

  During the last five years, none of Parent, Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

  Except as described in this Offer to Purchase (i) none of Parent, Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent or Purchaser, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Parent, Purchaser, or to the best of their knowledge, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in such equity securities during the past 60 days. Purchaser and Parent disclaim beneficial ownership of any Common Stock owned by any pension plans of Parent or Purchaser or any affiliate of Parent or Purchaser.

  Except as described in this Offer to Purchase, none of Parent, Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1996, none of Parent, Purchaser or to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between any of Parent, Purchaser or any of their subsidiaries or, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  Available Information. Parent is not subject to the informational reporting requirements of the Exchange Act and is not required to file reports and other information with the Commission relating to its businesses, financial condition or other matters.

  9. Source and Amount of Funds. The Offer is not conditioned upon any financing arrangements. The amount of funds required by Purchaser to purchase all of the outstanding Common Stock pursuant to the Offer and to pay related fees and expenses is expected to be approximately $4.1 billion. Purchaser will obtain such funds from Parent. Parent anticipates that it will obtain such funds from existing cash, marketable securities and available credit lines.

  The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with, or not subject to, the margin regulations.


  10. Background of the Offer. On April 9, 1999, a representative of Goldman Sachs, the Company's financial advisor, contacted Christian Maurin, Chairman and Chief Executive Officer of Degremont, a wholly owned subsidiary of Parent, to inform Mr. Maurin that the Company was looking for strategic options which could include a role for Degremont. The following week, a meeting was held in Paris, France, attended by W. Steven Weeber, Vice Chairman and Executive Vice President of the Company, Christian Maurin, Pascal Remy, Executive Vice President of Degremont, Charles Dupont, Chief Executive Officer of Degremont and representatives of Goldman. At this meeting, Mr. Weeber confirmed that the Company was considering various strategic options, including a possible sale of the Company. The parties discussed Degremont's potential suitability as a strategic partner with the Company.

  Degremont entered into a confidentiality agreement with the Company, dated as of April 13, 1999, and was subsequently provided with background information relating to the Company and its operations.

  On April 21, 1999, representatives of Degremont and the Company met in Chicago. The Company made a general presentation, describing its plans to Patrick Buffet, Executive Vice President of Parent, Gerard Sussmann, Vice President of Parent, Messrs. Maurin and Remy. E.J. Mooney, Chairman and Chief Executive Officer of the Company, Mr. Weeber, William Buchholz, Chief Financial Officer of the Company, James Lambe, Senior Vice President for Human Resources of the Company, William Parry, General Counsel of the Company, Goldman Sachs and other representatives of the Company answered questions presented by Parent, Degremont and J.P. Morgan, financial advisor to Parent and Degremont.

  From April 27 through May 31, 1999, there was on-going contact between Degremont and the Company. Throughout such conversations, Degremont expressed its interest in acquiring the Company in a cash transaction, funded from the Parent's assets. Various meetings and discussions were held by and among the following members of the management teams of both Degremont and Parent, on the one hand, and the Company, on the other hand: Messrs. Maurin, Remy and Dupont from Degremont, Buffet and Sussmann, from Parent, and Mooney, Weeber, Parry and Buchholz, from the Company. At a meeting held in Paris, on May 17-18, 1999, Gerard Mestrallet, Chairman and Chief Executive Officer of Parent, Philippe Brongniart and Francois Jaclot, Members of the Managing Board of Parent, met with Mr. Mooney. At these meetings, the parties exchanged views on growth drivers and the potential for synergies stemming from the proposed combination of the two companies. Representatives from the financial advisors of the Company, Goldman Sachs, and of Degremont and Parent, J.P. Morgan, participated in some of these discussions.

  On June 9, 1999, Messrs. Maurin and Mooney reached an understanding on exclusive negotiations at an indicated price level of $54.00 per share of Common Stock, subject to the outcome of due diligence reviews.

  On June 11, 1999, a data room was established at the offices of PricewaterhouseCoopers ("PWC"), the Company's accountants, in Rosemont, Illinois. Additionally, on June 11, Messrs. Maurin, Buffet and Sussmann met with Messrs. Mooney, Buchholz, Weeber and Lambe. The Company was represented in this meeting and the due diligence review by Goldman Sachs and Shearman & Sterling, its legal advisor. Representatives of White & Case, Parent's legal advisor, J.P. Morgan and Arthur Andersen, Parent's accountants, conducted due diligence reviews of the Company, based on documents provided by the Company and PWC, through June 15, 1999. This review continued through the next two weeks, with additional documents requested and provided directly or through an ancillary data room at PWC's New York office.

  During the weeks of June 13, and June 20, 1999, representatives of Degremont, Parent and the Company continued discussions regarding the acquisition. In particular, the parties discussed the employee and management benefits packages, the 1998 accounts and the Company's growth assumptions and business climate. On June 24, 1999, four Division Managers of the Company:
George Brannon, III, John T. Burns, William Roe and Michael E. Kahler met with Parent and Degremont to discuss their employment arrangements. Representatives of Parent and Degremont also met with the Company's senior management regarding the terms of their continued employment with the Company after its acquisition by Parent.

  At the end of that week, the parties agreed upon an offer price of $53.00 per share of Common Stock. On June 27, 1999, Parent was informed that the Board of Directors had met and approved Parent's offer, the Merger and the Merger Agreement. Later that evening, the Merger Agreement was executed by Parent, Purchaser and the Company. Contemporaneously with the execution of the Merger Agreement, agreements setting forth terms of continued employment were executed by Messrs. Brannon, Burns, Roe, Keller, Weeber, Mooney, Buchholz, Lambe and Newlin.

  11. Purpose of the Offer; Plans for the Company; Certain Agreements.

  Purpose of the Offer. The purpose of the Offer is to enable Parent to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  Under the DGCL, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, the Company's Certificate of Incorporation provides that the affirmative vote of 60% of the Holders that are not a Control Person (as defined in the Certificate of Incorporation of the Company) is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger unless (a) the company into which the Company would be merged is a subsidiary of the Company, or (b) each of (x) the cash or fair market value of the property, securities or other consideration to be received per share in the business combination by holders of the Common Stock is not less than the higher of (i) the highest price per share (including brokerage commissions, soliciting dealers' fees and dealer-management compensation) paid by such Control Person in acquiring any of its holdings of the Common Stock, or (ii) the highest per share market price of Common Stock during the three-month period immediately preceding the date of the proxy statement; and (y) a proxy statement responsive to the requirements of the Exchange Act, whether or not the Company is then subject to such requirements, shall be mailed to the public stockholders of the Company for the purpose of soliciting stockholder approval of such business combination, shall be true (subparagraphs (x) and (y) are collectively referred to herein as the "Fair Price Provision").

  The Company's Board of Directors has duly adopted resolutions that (i) determined that the Merger is advisable and that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Holders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, and (iii) recommended the acceptance of the Offer, the approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of the Company. The only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the Holders, in accordance with the Fair Price Provision.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL.

  If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to Purchaser's ownership of Common Stock following such purchase. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

  Plans for the Company. Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, amongst others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

  As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

  Shares of Common Stock are currently traded on the New York Stock Exchange and the Chicago Stock Exchange. Following the consummation of the Merger, the Common Stock will no longer be quoted on the New York Stock Exchange or the Chicago Stock Exchange and the registration of the Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See Item 13--"Effect of the Offer on the Market for the Common Stock; Exchange Act Registration". It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors, will continue to manage the Company as an ongoing business.

  Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors or the management of the Company except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

Merger Agreement

  The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that the obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Common Stock and any ESOP Preferred Stock tendered pursuant to the Offer shall be subject to only those conditions set forth therein. The obligations of Purchaser to accept for payment and to pay for any Shares tendered shall be subject only to those conditions set forth in Section 14--"Conditions of the Offer". Purchaser expressly reserves the right to waive any such conditions, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Parent and Purchaser shall not (i) waive the Minimum Condition, (ii) decrease the Offer Price, (iii) reduce the maximum number of Shares to be purchased in the Offer,
(iv) amend or add to the conditions to the Offer set forth in Section 14-- "Conditions of the Offer", (v) extend the Offer, (vi) change the form of consideration payable in the Offer, or (vii) amend, add to or waive any other term of the Offer in any manner which would be adverse to the Company or the Holders. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer: (i) if, on the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares have not been satisfied or waived, until the fifth business day after the day Purchaser reasonably believes to be the earliest date on which such conditions will be satisfied; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or (iii) from time to time, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under the foregoing clauses (i) and (ii). In addition, if, on the scheduled expiration date of the Offer, (i) the Regulatory Condition has not been satisfied or waived or (ii) a temporary restraining order prohibiting the purchase of the Shares shall have been issued by a court of competent jurisdiction in any country in which the Company or its Subsidiaries have operations material to the Company and its Subsidiaries, taken as a whole, Purchaser shall extend the Offer from time to time until five business days after the satisfaction or waiver of the Regulatory Condition or the lifting of such temporary restraining order, subject to the right of Parent, Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof. The Offer Price shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, pay, as promptly as practicable after expiration of the Offer, for all Shares which are validly tendered and not withdrawn.

  Pursuant to the terms of the Merger Agreement, the Company has approved of and consented to the Offer and has represented that (a) its Board of Directors, at a meeting duly called and held on June 27, 1999, has duly adopted resolutions that (i) determined that the Merger is advisable and that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, are fair to and in the best interests of the

Holders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, (iii) recommended the acceptance of the Offer, the approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of the Company and (iv) approved the taking of all other applicable action necessary to render Section 203 of the DGCL and other state takeover statutes and the Rights Agreement inapplicable to the Offer and the Merger; and (b) Goldman Sachs has delivered to the Board of Directors of the Company its written opinion, as of the date of the Merger Agreement, that the consideration to be received by the Holders of shares of Common Stock pursuant to each of the Offer and the Merger is fair to the Holders of shares of Common Stock from a financial point of view.

  The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, Purchaser shall be merged with and into the Company on the date the Merger Agreement or a certificate of merger or a certificate of ownership and merger (in either case, the "Certificate of Merger") is filed (such date, the "Effective Time") with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger shall be made as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger. Following the Merger, the separate corporate existence of Purchaser shall thereupon cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue its corporate existence as a Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware.

  At the Effective Time by virtue of the Merger and without any action by Parent, Purchaser, the Company or the holders thereof, (a) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock held by any wholly owned subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly by Parent, Purchaser or any direct or indirect subsidiary of Parent or the Company, which shares of Common Stock will be canceled without any conversion thereof and none of which shall receive any payment or distribution with respect thereto, and other than shares of Common Stock, if any, held by Holders who perfect their appraisal rights under the DGCL) will be canceled and converted into the right to receive $53.00 in cash payable to the Holder thereof, without interest thereon, equal to the price paid for each share of common stock pursuant to the Offer, and (b) each share of ESOP Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of ESOP Preferred Stock held by any wholly owned subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly by Parent, Purchaser or any direct or indirect subsidiary of Parent or the Company, which shares of ESOP Preferred Stock will be canceled without any conversion thereof and none of which shall receive any payment or distribution with respect thereto and other than shares of ESOP Preferred Stock, if any, held by Holders who perfect their appraisal rights under the
DGCL) shall be canceled and shall be converted automatically into the right to receive $1,060.00 payable, without interest, to the holder of such share of ESOP Preferred Stock ((a) and (b) together, the "Merger Consideration"). In addition, at the Effective Time, each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into, and exchanged for, one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  The Merger Agreement provides that the respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) to the extent required by Delaware law and the Restated Certificate of Incorporation of the Company, the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company; (ii) no United States federal or state or Republic of France governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting consummation of the Merger; (iii) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; (iv) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the Commission of the European Union shall have approved the transactions under

Regulation (EC) 4064/89, as amended, of the Council of the European Union; and
(v) any review or approval required by governmental authorities in countries in which the Company or its subsidiaries have operations material to the Company and the Subsidiaries (as defined in the Merger Agreement), taken as a whole, shall have been completed or obtained.

  Certificate of Incorporation and By-laws; Directors and Officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. In addition, at the Effective Time, the Restated Certificate of Incorporation of the Company shall be restated in a form acceptable to Purchaser and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, the Certificate of Incorporation shall be in accordance with the indemnification provisions of the Merger Agreement. The by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such by-laws.

  Company Stockholders' Meeting. Pursuant to the Merger Agreement, promptly following the purchase of Shares pursuant to the Offer, if required by the DGCL in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's Restated Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby and, subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after receiving the advice of experienced, independent counsel, include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and use all reasonable efforts to obtain such approval and adoption. Parent and Purchaser have also agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The record date for the Company Stockholders' Meeting shall be a date subsequent to the date Parent or Purchaser becomes a record holder of Shares purchased pursuant to the Offer.

  The Company has agreed that, if stockholder approval of the Merger is required by applicable law, the Company will, as soon as practicable following the consummation of the Offer, prepare and file the Proxy Statement (as defined in the Merger Agreement) with the Commission and will use all reasonable efforts to cause the Proxy Statement to be cleared by the Commission. Parent, Purchaser and the Company have agreed to cooperate with each other in the preparation of the Proxy Statement. The Company has agreed to notify Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or for additional information and to provide to Parent promptly copies of all correspondence between the Company, or any representative of the Company, and the Commission or its staff. The Company also agreed to give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the Commission and to give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the Commission and to give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission. The Company, Parent and Purchaser shall, pursuant to the Merger Agreement, use all reasonable efforts, after consultation with the other parties thereto, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the Holders entitled to vote at the Stockholders' Meeting at the earliest practicable time.

  Board Representation. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of shares of Common Stock then outstanding. The Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of the Board as persons designated by Purchaser to constitute the Board to the extent permitted by applicable law.

  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations described in the previous paragraph and shall include in its Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

  Interim Operations. The Merger Agreement provides that except as described in the Company's disclosure statement (the "Company Disclosure Statement") delivered concurrently with the delivery of the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course and shall use all reasonable efforts to preserve substantially intact the business organizations of the Company and the Subsidiaries, to keep available the service of its current officers and employees, and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. As amplification of the foregoing, except as contemplated by the Merger Agreement or the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

    (b) issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to stock options outstanding on the date of the Merger Agreement) or (ii) any assets of the Company or any Subsidiary for consideration in excess of $25,000,000 in the aggregate;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends on the Shares declared and paid at times consistent with past practices;

    (d) reclassify, combine, split, subdivide, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof for consideration in excess of $10,000,000 in the aggregate; (ii) except for borrowings under existing credit facilities not to exceed $30,000,000 in the aggregate and excepting transactions between the Company and any Subsidiary, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person; (iii) except for transactions between the Company and any Subsidiary, make any loans, advances, or capital contributions to, or investments in, any person, for an amount in excess of $10,000,000 in the aggregate; (iv) authorize capital expenditures which are, in the aggregate, in excess of $25,000,000 for the Company and the Subsidiaries; (v) acquire any assets for consideration in excess of $10,000,000 in the aggregate; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (f) except as provided in the Company Disclosure Schedule, as contemplated by the Merger Agreement or in the ordinary course of business consistent with past practices (i) increase the compensation payable or to become payable to its officers or employees, (ii) other than in accordance with existing policies and arrangements, grant any severance pay or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by the Merger Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof;

    (g) other than as required by generally accepted accounting principles, make any change to its accounting policies or procedures;

    (h) agree to the settlement of any claim or litigation which would have a Material Adverse Effect (as such term is defined in the Merger Agreement);

    (i) make, change or rescind any material tax election (other than (i) recurring elections that customarily are made in connection with the filing of any tax return, provided that any such elections are consistent with the past practices of the Company or the Subsidiaries, as the case may be; (ii) gain recognition agreements under Section 367 of the Code and Treasury regulations thereunder with respect to transactions occurring in the 1998 fiscal year of the Company; and (iii) elections with respect to Subsidiaries purchased by the Company under Section 338(h)(10) of the Code or, solely in the case of non-U.S. Subsidiaries purchased by the Company,
  Section 338(g) of the Code) or settle or compromise any material tax liability that is the subject of an audit, claim for delinquent Taxes, examination, action, suit, proceeding or investigation by any taxing authority;

    (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

    (k) pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction
  (A) of any such material claims, material liabilities or material obligations in the ordinary course of business and consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company reports to the Commission;

    (l) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of the Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of the Subsidiaries' activities;

    (m) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; or

    (n) agree or enter into, in writing or otherwise, or amend any contract, agreement, commitment or arrangement with respect to any of the actions set forth in the foregoing.

  No Solicitation. The Company has agreed that it shall, and shall direct and use all reasonable efforts to cause its officers, directors, employees and agents (including accountants, counsel, financial advisors and other representatives) to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (as defined below). The Company shall not, nor shall it permit any of the Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any agent (including accountants, counsel, financial advisors and other representatives) of, the Company or any of the Subsidiaries to, directly or indirectly, (i) solicit, facilitate or initiate, or knowingly encourage the submission of, any Acquisition Proposal (including, without limitation, the taking of any action which would make Section 203 of the DGCL inapplicable to the Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding, or furnish or disclose to any person or legal entity (other than Parent or Purchaser) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that if, prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with the notice provision described below, (x) furnish or disclose information with respect to the Company and the Subsidiaries to any third party pursuant to a customary confidentiality agreement on terms no less favorable to the Company nor more favorable to such third party than those contained in the Confidentiality Agreement and (y) participate in negotiations regarding such Acquisition Proposal.

  For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide inquiry, proposal or offer from any third party relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or of over 20% of the voting securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting securities of the Company, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement.

  (b) Except as described below, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal or any letter of intent, agreement in principle, or other similar understanding or arrangement with respect to an Acquisition Proposal or any understanding, arrangement or agreements requiring or incentivizing the Company to abandon, terminate or fail to consummate the Merger or any of the transactions contemplated thereby. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of Shares pursuant to the Offer the Board of Directors determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel, the Board of Directors may recommend to its stockholders an Acquisition Proposal and in connection therewith withdraw or adversely modify its approval or recommendation of the Offer or the Merger if (i) a third party makes a Superior Proposal, and
(ii)(A) five Business Days have elapsed following delivery to Parent of a written notice of the determination by the Board of Directors to take such action and during such five Business Day period the Company has fully cooperated with Parent, with the intent of enabling Parent and Purchaser, on the one hand, and the Company, on the other hand, to agree to a modification of this Agreement and (B) at the end of such five Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and concurrently therewith or afterwards the Board of Directors may terminate the Merger Agreement pursuant to its terms in order to permit the Company to enter into any agreement with respect to any such Superior Proposal; provided, that any agreement with a third party with respect to a Superior Proposal shall provide an opportunity for Parent (and any other person) to make an additional final bid for the Company and, if such bid would constitute a Superior Proposal, for the Company to accept such bid.

  For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all outstanding Shares pursuant to a tender offer or a merger or purchase of all of the assets of the Company (i) on terms which the Board of Directors determines in good faith (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement, as proposed to be modified by Parent in accordance with the provisions of the preceding paragraph, (ii) for which financing, to the extent required, is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available"), and (iii) which is not subject to any financing or due diligence condition.

  In addition to the above obligations, immediately after receipt thereof, the Company shall advise Parent in writing of any request for information regarding an Acquisition Proposal, or any inquiry or proposal with respect to an Acquisition Proposal. The Company shall keep Parent informed of the status of any such request or Acquisition Proposal. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent.

  Notwithstanding the above, nothing shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel.

  The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company has requested each person or entity which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

  Directors' and Officers' Indemnification. The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions (collectively, "Indemnification Provisions") no less favorable with respect to indemnification than are set forth in the Restated Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

  In addition, the Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which the Company represents to be $476,525.00 for the 12 month period ended October 1, 1999) with respect to its obligations described in the preceding sentence; provided, further that, in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such 200% amount.

  Prior the Effective Time, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer or employee of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director or employee whether occurring before or after the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), for a period of six years after the date hereof. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay as incurred, each Indemnified Party's legal and other expenses (including costs of investigation and preparation), including the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The parties intend, to the extent not prohibited by applicable law, that this indemnification shall apply without limitation to negligent acts or omissions of any Indemnified Party. Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and the Surviving Corporation, retained at the Surviving Corporation's expense. The Company or the Surviving Corporation also have agreed to pay all expenses, including counsel fees and expenses, that any Indemnified Party may incur in enforcing the indemnity and other obligations provided for above.

  The Merger Agreement provides that in the event the Company, the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, shall assume the obligations of this indemnification as set forth in the Merger Agreement.

  The indemnification in the Merger Agreement is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives, may be enforced by them and shall be binding on the successors and assigns of Parent, the Company and the Surviving Corporation. The Merger Agreement provides that its indemnification provisions shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or any Subsidiary or the Company's or any Subsidiary's Articles of Incorporation or By-laws.

  Options. The Company has agreed, immediately prior to the Effective Time, to
(i) terminate the Company Stock Option Plans (as defined below) and any other plan, program or arrangement providing for the issuance, grant or purchase of any other interest in respect of the capital stock of the Company or any of the Subsidiaries without prejudice to the holders of Options (as defined below), and (ii) amend the provisions of any other Company Benefit Plan (as defined in the Merger Agreement), or related trust or funding vehicle, providing for the issuance, holding, transfer or grant of any Shares, or any interest in respect of any Shares (collectively the "Company Stock Plans"), to provide no continuing rights to acquire, hold, transfer, or grant any shares or any interest in any Shares. Prior to the Effective Time, the Company shall cause all amounts currently held as cash in participant accounts under the Company's Employee Stock Purchase Program to be returned to the applicable participants and all previously purchased shares of Common Stock held in such accounts to be distributed to the applicable participants.

  (b) Parent and the Company have agreed to take all action necessary to (i) provide that each option to purchase shares of Common Stock (an "Option") pursuant to the Non-Employee Directors Stock Option Plan, the Company's Employee Stock Compensation Plan, the 1990 Stock Option Plan and the 1982 Stock Option

Plan or any stock option agreement to which the Company is a party (the "Company Stock Option Plans"), which is outstanding immediately prior to the acceptance of the Shares by Purchaser pursuant to the Offer, shall become fully exercisable and vested, whether or not previously exercisable or vested, as of the time of such acceptance and (ii) provide that, with respect to each such Option, the holder thereof shall be entitled to receive from the Company, at the time payment is made for the Shares tendered pursuant to the Offer, an amount in cash in cancellation of such Option equal to the difference between the Merger Consideration and the per share exercise price of such Option, multiplied by the number of shares of Common Stock to which such Option remains unexercised, less any income or employment tax withholding required under the Code or any provision of state or local law. Prior to the acceptance of the Shares by Purchaser pursuant to the Offer, the Company shall make all amendments to the Company Stock Plans necessary, and take all actions necessary, to effect the transactions contemplated by the Merger Agreement. The Company and Parent shall cooperate, and take all reasonable steps to share in advance information, to effect the transactions.

  Certain Employee Benefits. Pursuant to the Merger Agreement, Parent and the Company have agreed to the following with respect to the compensation and benefits programs of Parent, the Company and the Subsidiaries:

    (a) For a period of one year following the Effective Time, Parent, the Company and the Subsidiaries shall continue and maintain the employee benefit plans and programs of the Company and the Subsidiaries for active and retired employees and former directors of the Company and the Subsidiaries as in effect immediately prior to the Effective Time; provided that Parent, the Company and the Subsidiaries shall not be obligated to continue the Supplemental Management Incentive Plan, the Performance Share Plan, the Company Stock Option Plans, the 1984 Restricted Stock Plan, the Employee Stock Ownership Plan, the Company Common Stock investment option contained in the Profit Sharing, Investment and Pay Deferral Plan (each as defined in the Merger Agreement), or any other plan or program providing for compensation, in the form of, or based on the value of the stock of Parent, the Company or the Subsidiaries, or to provide any other incentive plan or benefits in lieu thereof. Notwithstanding the foregoing, during the aforesaid period of one year following the Effective Time, Parent, the Company and the Subsidiaries shall give due consideration to providing a reasonable level of equity based compensation. From and after the Effective Time, Parent shall honor, and shall cause the Company and the Subsidiaries to honor, in accordance with their terms, all contracts, arrangements, policies, plans and commitments of the Company and the Subsidiaries in accordance with such terms that are applicable to any current or former employees or directors of the Company or the Subsidiaries and that have been disclosed or made available to Parent pursuant to the Merger Agreement. Parent and the Company acknowledge and agree that the transactions contemplated by the Agreement shall constitute, as of the Effective Time, a "Change of Control" as such term is defined in the Company Change of Control Arrangements (as defined in the Merger Agreement).

    (b) To the extent that service is relevant for purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and the Subsidiaries shall be credited with service accrued prior to the Effective Time with the Company or any of the Subsidiaries, as the case may be. Employees of the Company and the Subsidiaries shall be credited with service accrued prior to the Effective Time to the extent service is relevant for purposes of benefit accrual (i) with respect to plans, programs or arrangements established or maintained by Parent, the Company or the Subsidiaries covering predominantly employees employed in the United States, and (ii) with respect to plans, programs, or arrangements maintained by the Company or the Subsidiaries (and not by Parent or its Affiliates other than the Company and the Subsidiaries) covering predominantly persons employed outside the United States. Notwithstanding the foregoing, the crediting of any service described above shall not operate to duplicate any benefit.

    (c) With respect to the payment of bonuses under the Company's Management Incentive Plan (the "MIP") for the fiscal year ending December 31, 1999 (the "1999 Fiscal Year"), the Company has agreed to pay participants in the MIP whose employment is terminated by Parent, the Company or any of the Subsidiaries without Cause (as defined below) on or after the Effective Time and prior to January 1, 2000 a bonus under the MIP equal to the pro rata portion of the bonus such participant would have earned under the MIP for the 1999 Fiscal Year had such participant remained employed through the end of the 1999 Fiscal Year. Any payment described in the immediately preceding sentence shall be made following the end of the 1999 Fiscal Year, at the same time as such payment would have been made had such person remained employed by the Company.

    Notwithstanding the above, any person covered by a Key Executive Agreement which remains in effect on the date of such person's termination of employment (without Cause) shall receive the payment provided under the Key Executive Agreement with respect to any bonus under the MIP in lieu of the pro rata payment provided for above. The MIP shall be administered by the Company with respect to the 1999 Fiscal Year in accordance with past practice.

    (d) (i) Prior to the acceptance of the Shares by Purchaser pursuant to the Offer, each restricted stock unit award under the Company's 1984 Restricted Stock Plan or the Employee Stock Compensation Plan and each performance award assigned in 1995 under the Company's Performance Share Plan (including restricted stock awarded in the 1995 to 1998 performance cycle) (collectively the "Current Stock Awards") shall become fully and immediately payable or distributable and the restrictions thereon shall lapse. At the Effective Time, each holder of a Current Stock Award shall be paid in full satisfaction of such Current Stock Award a cash payment in an amount in respect thereof equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such Current Stock Award, less any income or employment tax withholding required under the Code or any provision of state or local law.

      (ii) Each performance award assigned in the 1997 to 1999 performance cycle or the 1998 to 2000 performance cycle under the Company's Performance Share Plan (collectively the "Deferred Performance Awards") shall be awarded assuming a performance level of 100% of the target award and shall vest and become payable on the following date (referred to herein as the "Vesting Date"): (A) on the third anniversary of the Effective Time, provided the executive to whom such award was made has been continuously employed, including any leaves of absence authorized by the Company, by the Company or an Affiliate of the Company from the Effective Time until such date or (B) upon the death or Disability or Retirement of the executive, the termination of the executive's employment by the Company and its Affiliates without Cause or the termination by the executive of his or her employment with the Company and its Affiliates for Good Reason, provided such death, Disability, Retirement or termination occurs on or after the Effective Time and prior to the third anniversary of the Effective Time. On the Vesting Date, each holder of a Deferred Performance Award shall be paid in full satisfaction of such Deferred Performance Award a cash payment in an amount in respect thereof equal to the product of (x) the Merger Consideration and (y) the number of shares of Common Stock subject to such Deferred Performance Award.

    For purposes of the Merger Agreement, "Disability", "Cause" and "Good Reason" shall have the following meanings:

      (i) "Disability" shall mean the executive's physical or mental incapacity which (A) would entitle the executive to disability benefits under the Company's or Affiliate's long-term disability plan by which the executive is covered or (B) as a result of which, in the judgment of a physician appointed by the Company, the executive is unable to perform the duties of his or her position with the Company and its Affiliates for 180 days during any continuous period of 365 days.

      (ii) "Cause" shall mean (A) the executive's conviction of, plea of nolo contendere to, or written admission of his commission of, a felony, (B) any act by the Executive involving moral turpitude, fraud or misrepresentation with respect to his duties for the Company or its Affiliates; or (C) gross negligence or willful misconduct on the part of the executive in the performance of his or her duties to the Company or its Affiliates.

      (iii) "Good Reason" means (A) any termination of employment of the executive with the Company and its Affiliates or any resignation from employment with the Company and its Affiliates by the executive following a reduction in his or her base salary in effect on the Effective Time or following the Company's material breach of any of its agreements set forth in this Section or (B) any other termination of employment of the executive with the Company and its Affiliates which is approved in writing by the Company.

      (iv) "Retirement" means an executive's termination of employment on or after the date he or she attained age 62.

      (iii) At the Effective Time, each restricted stock unit award under the SAP letter agreements shall be converted to a right to receive cash equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such restricted stock unit award. The foregoing amount of cash shall be paid out pursuant to the terms of the SAP letter agreement, to the extent that, and at the same time as, such restricted stock unit would otherwise, in the absence of the transactions contemplated by this Agreement, have been vested and paid out.

      (iv) The above provisions shall not operate to duplicate any amounts payable to the executive under his or her Key Executive Agreement.

    (e) Prior to the acceptance of the Shares by Purchaser pursuant to the Offer, all stock units, share units or stock equivalent units held under the Company's deferred compensation plan for directors or held under the Agreement to Restore Benefits Reduced by ERISA-Related Limits (the "Company Deferred Compensation Plans") (each a "Company Stock Unit") shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such Company Stock Unit. With respect to the obligation to pay cash in respect of the conversion of Company Stock Units under the Company Deferred Compensation Plans, the obligation shall be payable or distributable in accordance with the terms of the plan or arrangement relating to the Company Stock Unit.

    (f) For purposes of calculating the pension benefits payable under the Company's 1993 retirement policy for non-employee directors (the "Directors' Retirement Policy"), each non-employee director who is serving as a member of the Board as of the Effective Date and who has less than five years of service as a member of the Board, shall be credited with five years of service; provided, however, that each non-employee director as of the Effective Date who has at least five years of service as a member of the Board, but has less than ten years of service, shall be credited with ten years of service. In addition, Parent, the Company and the Subsidiaries shall either (i) continue and maintain the Directors' Retirement Policy as in effect on the Effective Date until each non-employee director entitled to receive a pension benefit calculated thereunder (whether active or retired) has received his or her pension benefit, or (ii) purchase or cause to be purchased an annuity contract for each such non-employee director that provides for the payment of such pension benefit.

    (g) Prior to the acceptance of the Shares by Purchaser pursuant to the
  Offer:

      (i) The Company shall amend or cause to be amended its Employee Stock Ownership Plan (the "ESOP") and the trust agreement establishing the trust under the ESOP to provide that the net proceeds in the Suspense Account (as defined in the ESOP) resulting from the disposition of the Shares held in such trust and repayment of the ESOP Loans (as defined in the ESOP) will be immediately allocated to Participants' Accounts (as defined in the ESOP) using the ratio of the balance of each such Participant's Account to the Accounts of all Participants.

      (ii) The Company shall amend or cause to be amended its Profit Sharing, Investment and Pay Deferral Plan and the trust agreement establishing the trust under such plan to substantially provide that, subject to applicable law, (1) the trustee of such trust shall vote shares of Common Stock allocated to a participant's account under such plan in accordance with the written instructions given by such participant; (2) any such shares held in such trust for which the trustee receives no such voting instructions shall be voted by the trustee in the same ratio as the shares held in the trust for which the trustee receives voting instructions; (3) in the event of a tender offer or exchange offer for the shares of Common Stock held in such trust, the trustee shall tender or exchange the shares of Common Stock held in such trust which are allocated to a plan participant's account in accordance with written instructions given by such participant; and (4) any such shares held in such trust for which the trustee receives no such tender or exchange instructions shall be tendered or exchanged by the trustee in the same ratio as the shares held in the trust for which the trustee receives such tender or exchange instructions.

      (iii) The Company shall amend its Retirement Income Plan for Eligible Employees to delete Article 20 thereof in its entirety.

      (iv) The Company shall adopt such other amendments to the plans referenced above, and any related agreements or instruments, or obtain any consents, as are necessary or appropriate to effectuate the transactions contemplated by the Merger Agreement.

      The Company and Parent have agreed to cooperate and take all reasonable steps to share in advance information to effect the transactions described above.

  Agreement to Use Reasonable Best Efforts. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, the Company, Parent and Purchaser shall, and shall use their reasonable best efforts to cause their respective subsidiaries, as applicable, to: (i) make promptly all respective filings and thereafter make any other required submissions, under the HSR Act and under Council Regulation (EC) No. 4064/89, as amended, with respect to the Merger and the transactions contemplated thereby, (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger and
(iii) not take action (including effecting or agreeing to effect or announcing an intention or proposal to effect any acquisition, business combination or other transaction) which could reasonably be expected to impede, interfere with, prevent, impair or delay the ability of the parties to consummate the Merger. The parties shall consult and cooperate with each other in connection with the making of all such filings or submissions, including providing copies of all such documents to the non-filing or non-submitting party and its advisors prior to filing or submitting. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such action.

  Each of Parent and Purchaser shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain or prevent the consummation of the Offer by December 31, 1999.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization, corporate authority, capital structure, financial statements, public filings, litigation, net debt of its two principal joint ventures, compliance with applicable laws, consent and approvals, employee benefit plans, brokers' or finders' fees, state takeover statutes, voting requirements, taxes, intellectual property, Year 2000 compliance and the absence of any material adverse changes in the Company since March 31, 1999.

  Termination. The Merger Agreement may be terminated and the Merger and other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval or adoption by the stockholders of the Company: (a) by mutual written consent duly authorized by the boards of directors of Parent, Purchaser and the Company; or (b) by either Parent, Purchaser, or the Company if (i) the Offer is not completed on or before December 31, 1999; provided, however, that the right to terminate the Merger Agreement hereunder (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date; or (ii) any United States federal or state court of competent jurisdiction or court of the Republic of France of competent jurisdiction or other United States federal or state governmental authority or other governmental authority of the Republic of France shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or (c) by Parent, prior to the acceptance of Shares pursuant to the Offer, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth Section 14--"Conditions of the Offer", Purchaser shall have (A) terminated the Offer without having accepted any Shares for payment thereunder or (B) failed to pay for Shares pursuant to the Offer by December 31, 1999, unless such failure to accept Shares for payment or to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform any covenant or agreement of either of them contained in the Merger Agreement or the breach by Parent or Purchaser of any representation or warranty of either of them contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other of the transactions contemplated thereby in order to approve or recommend any other Acquisition Proposal; by the Company, upon approval of the Board, if Purchaser shall have (A) failed to commence the Offer within five Business Days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer by December 31, 1999, unless such failure to accept Shares for payment or to pay for Shares shall have been caused by or resulted from the failure of the conditions specified in paragraphs (c) or (d) of Section 14--"Conditions of the Offer; or (e) by the Company, upon approval of the Board of Directors, if, prior to the acceptance of Shares by Purchaser pursuant to the Offer, the Board of Directors shall determine that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel in order to accept a Superior Proposal; provided, that the Company may not terminate the Merger Agreement unless and until (i) five Business Days have elapsed following delivery to Parent of written notice of such determination of the Company, and during such five Business Day period the Company has fully cooperated with Parent, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected, (ii) at the end of such five Business Day period the Acquisition Proposal continues to constitute a Superior Proposal and the Board of Directors shall determine that it is necessary to terminate the Merger Agreement and accept such Superior Proposal in order to comply with its fiduciary duties to the Company's stockholders under applicable law as advised by experienced, independent counsel, and (iii)(x) prior to such termination, Parent has received the amount described below and (y) concurrently with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal which agreement with respect to a Superior Proposal shall provide an opportunity for Parent (and any other person) to make an additional final bid for the Company and, if such bid would constitute a Superior Proposal, for the Company to accept such bid.

  Payment of Certain Fees and Expenses Upon Termination. In the event that (i) Parent terminates the Merger Agreement because prior to the purchase of Shares pursuant to the Offer, the Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or any of the transactions contemplated thereby in order to approve or recommend any other Acquisition Proposal, and (ii) at the time of such termination a third party shall have publicly made an Acquisition Proposal (whether or not such Acquisition Proposal shall have been subsequently withdrawn), and (iii) such Acquisition Proposal is consummated within 12 months after the date of such termination, then the Company shall pay Parent promptly (but in no event later than two Business Days after the consummation of the Acquisition Proposal referred to in clause (ii) above) a fee of $125,000,000 (the "Fee"), which amount shall be payable in immediately available funds.

  In the event that (i) Parent terminates the Merger Agreement due to the failure of a condition described in paragraph (c) or (d) of Section 14-- "Conditions of the Offer", (ii) at the time of such termination a third party shall have publicly made an Acquisition Proposal (whether or not such Acquisition Proposal shall have been subsequently withdrawn), and (iii) such Acquisition Proposal is consummated within 12 months after the date of such termination, then the Company shall pay Parent promptly (but in no event later than two Business Days after the consummation of the Acquisition Proposal refereed to in clause (ii) above) the Fee, which shall be paid in immediately available funds.

  Subject to the immediately preceding paragraph, in the event that Parent terminates the Merger Agreement because of a failure to satisfy the conditions specified in paragraphs (c) or (d) of Section 14--"Conditions of the Offer", then the Company shall pay to Parent promptly after being invoiced by Parent therefor (but in no event later than two Business Days after receiving such invoice) an amount equal to Parent's Expenses, which shall be paid in immediately available funds.

  In the event that the Company terminates the Merger Agreement under the conditions described in paragraph (e) under the heading "--Merger Agreement-- Termination", then, simultaneously with such termination by the Company, the Company shall pay to Parent the Fee, which shall be paid in immediately available funds.

  In the event that the Company terminates the Merger Agreement under the conditions described in paragraph (d) under the heading "--Merger Agreement-- Termination" and Parent or Purchaser shall have failed to perform or comply with, in any material respect, any material agreement or covenant of Parent or Purchaser under the Merger Agreement, then Parent shall pay to the Company promptly after being invoiced by the Company therefor (but in no event later than two Business Days after receiving such invoice) an amount equal to the Company's Expenses, which shall be paid in immediately available funds.

  In the event that any party shall fail to pay the Fee or Expenses when due, such party, without being relieved of any obligation to pay the Fee or Expenses as the case may be in full, shall reimburse the other party for the Expenses actually incurred or accrued by such other party in connection with the collection under and enforcement of the above obligations, together with interest on such unpaid Fee or Expenses, commencing on the date that the Fee or Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate.

  "Expenses" shall mean documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of the party incurring such fees and expenses in connection with the Offer, Merger or the consummation of the transactions contemplated by the Merger Agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to such party.

Confidentiality Agreement

  The following is a summary of the Confidentiality Agreement, dated as of April 13, 1999 between Degremont S.A., a wholly owned subsidiary of Parent ("Degremont") and Goldman Sachs, on behalf of the Company (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  Pursuant to the Confidentiality Agreement, Degremont has agreed, among other things, (i) to use Evaluation Material (as defined herein) solely for the purpose of evaluating a possible transaction between Degremont and the Company and to keep confidential such Evaluation Materials between Degremont and its advisors, and (ii) not to, and to direct such directors, officers, employees and representatives of Degremont not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and Degremont or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. "Evaluation Material" is any information concerning the Company (whether prepared by the Company, its advisors or otherwise) furnished to Degremont by or on behalf of the Company; provided, however that Evaluation Material does not include information which (i) is already in Degremont's possession, provided that such information is not known by Degremont to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by Degremont or Degremont's directors, officers, employees, agents or advisors, or (iii) becomes available to Degremont on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Degremont to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

  Degremont has also agreed that for a period of three years from the date of the Confidentiality Agreement, it will not acquire, or assist, advise or encourage any other persons in acquiring or attempting to acquire, directly or indirectly, control of the Company (including by way of election of any directors of the Company) or any of the Company's securities, businesses or assets unless the Company shall have consented in advance in writing to such acquisition or attempted acquisition.

Rights Agreement

  The following is a summary description of the Rights Agreement. The summary is qualified in its entirety by reference to the Rights Agreement and the amendments thereto which are incorporated herein by reference and copies of which have been filed with the Commission. The Rights Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  On June 20, 1996, the Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of Common Stock of the Company. The dividend was paid to holders of record of the Common Stock on September 1, 1996, the effective date of the Company's initial public offering registration statement (the "Record Date"). Each Right entitles the holder thereof (except as described below) to purchase from the Company one one-thousandth of a share of the Series C Junior Participating Preferred Stock, $0.1875 par value (the "Series C Preferred Stock"), of the Company at a price (the "Purchase Price") of $125.00 per one one-thousandth of a share of Series C Preferred Stock, subject to adjustment. The terms of the Rights are set forth in the Stockholders Rights Agreement dated as of June 20, 1996, as amended (the "Rights Agreement") between the Company and First Chicago, as Rights Agent (the "Rights Agent"). The Company has amended the Rights Agreement to render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. All undefined capitalized terms used in the discussion below are used as defined in the Rights Agreement.

  The Rights associated with the Common Stock outstanding as of the Record Date currently are evidenced solely by the stock certificates for such Common Stock. The Rights will separate from the Common Stock upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Shares Acquisition Date") or (ii) 15 business days (or such later date as may be determined by action of the Board of Directors prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the Common Stock certificates, together with a copy of the Summary of Rights Plan filed with the Commission on Form 8-A (the "Summary of Rights Plan") and not by separate certificates.

  The Rights Agreement also provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the transfer of any certificates for Common Stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) August 31, 2006 (the "Final Expiration Date"), (ii) the redemption of the Rights by the Company as described below and (iii) the exchange of all Rights for Common Stock as described below.

  In the event that any person (other than the Company, its affiliates or any person receiving newly-issued shares of Common Stock directly from the Company) becomes the beneficial owner of 15% or more of the then-outstanding shares of Common Stock, each holder of a Right will thereafter have the right to receive, upon exercise at the then-current Exercise Price of the Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The Rights Agreement contains an exemption for any issuance of Common Stock by the Company directly to any person (for example, in a private placement or an acquisition by the Company in which Common Stock is used as consideration), even if that person would become the beneficial owner of 15% or more of the Common Stock, provided that such person does not acquire any additional shares of Common Stock.

  In the event that, at any time following the Shares Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then-current Exercise Price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

  Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "Triggering Events"), any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void.

  The Exercise Price payable, and the number of shares of Series C Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Series C Preferred Stock or the Common Stock, or a reverse split of the outstanding shares of Series C Preferred Stock or the Common Stock.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The Company will not be required to issue fractional shares of Series C Preferred Stock or Common Stock (other than fractions in multiples of one one-thousandth of a share of Series C Preferred Stock) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Series C Preferred Stock or Common Stock on the last trading date prior to the date of exercise.

  At any time after the date of the Rights Agreement until the time that a person becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), which may (at the option of the Company) be paid in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors. Upon the effectiveness of any action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The provisions of the Rights Agreement may be amended by the Company, except that any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

  As of May 31, 1996, there were 66,209,193 shares of Common Stock outstanding. In addition, 200,000 shares of Series C Preferred Stock are reserved for issuance in the event of an exercise of the Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with the Merger because the Board of Directors has taken all action necessary to redeem all of the then-outstanding Rights at the Redemption Price and to exclude Parent and Purchaser from the definition of "Acquiring Person" in the Rights Plan so that the Merger and the related Transactions will not constitute a Triggering Event.

Employment Agreements

  The following is a summary description of the Employment Letters executed by the respective Executive. The summary is qualified in its entirety by reference to the Form of Agreement as to Terms of Employment which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Form of Agreement as to Terms of Employment may be inspected at, and copies may be obtained from, the same places as set forth in Section 7--"Certain Information Concerning the Company".

  In connection with the Merger Agreement, Degremont, a wholly owned subsidiary of Parent, Purchaser and each of Messrs. George M. Brannon, III, William E. Buchholz, John T. Burns, Michael E. Kahler, James F. Lambe, Edward
J. Mooney, Stephen D. Newlin, William J. Roe, and W. Steven Weeber (each an "Executive") entered into a letter agreement (each an "Employment Letter") relating to the terms of their employment following the consummation of the Merger. The Employment Letters contain identical terms, except as noted below. The Employment Letters provide for the Company to offer the Executive employment with the Company, and each Executive to accept such employment on the terms and conditions described below. The offer of employment is conditioned upon the completion of the Merger and shall become effective at the Effective Time. The parties have agreed to enter into definitive employment agreements, and it is anticipated that such agreements will be between each Executive and the Company.

  Each Employment Letter: (i) provides a three year employment period, with a one-year evergreen after the three year period and a six-month notice provision for non-renewal; and (ii) includes a retention payment ("Retention Payment") equal to two times the Executive's salary plus regular target bonus (as of June 22, 1999) payable in cash, if the Executive is employed by the Company for three years from the date of the change of control.

  Each of the Employment Letters provides for various severance payments, depending on the circumstances under which an Executive's employment is terminated. Executives will receive higher severance payments if their employment is terminated "without cause" by the Company or for "good reason" by the Executive. Each Employment Letter also provides for a full golden parachute excise tax gross-up (excluding the Retention Payment) for future changes in control, but only in the event of termination "without cause" by the Company or resignation for "good reason" by the Executive.

  Each Employment Letter also includes a provision for (i) non-competition with the Company and non-solicitation of customers and employees during employment and for two years thereafter and (ii) a perpetual agreement for non-disclosure, non-disparagement and availability for litigation support.

  Each Employment Letter also provides for a settlement of existing key executives agreements with each Executive through: (i) a payment of three times the sum of the Executive's current base salary and regular management incentive program ("MIP") bonus, to be paid at the Effective Time, (ii) three times a supplemental MIP bonus and, in addition, the outstanding 1997 and 1998 Performance Share Awards to be paid at the end of three years, with interest, if the Executive is still employed by the Company or in the event of the Executive's prior death, disability, or termination by the Company without "cause" or by the Executive for "good reason" or retirement on or after age 62, assuming in each case a performance level of 100% of the target award;
(iii) payments of outstanding restricted stock awards including the outstanding Performance Share Plan awards, stock options, and payment to be paid at the Effective Time with respect to the change in control payments (except for the Retention Bonus) made by reason of the Merger Agreement.

  12. Dividends and Distributions. As described above, the Merger Agreement provides that the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent: (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries, (ii) split, combine, subdivide or reclassify any of its capital stock or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or (iii) redeem, purchase or otherwise acquire any of its outstanding securities, other than pursuant to existing agreements requiring the Company to repurchase or acquire any shares of its capital stock (provided that such repurchase or acquisition is in accordance with the terms of the Merger Agreement as in effect on June 27, 1999).

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs except as permitted, required or specifically contemplated by the Merger Agreement and nothing herein shall constitute a waiver by Parent or Purchaser of any of its rights under the Merger Agreement or a limitation of remedies available to Parent or Purchaser for any breach of the Merger Agreement, including termination thereof.

  13. Effect of the Offer on the Market for the Common Stock; Exchange Act Registration.

  Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. The Common Stock is traded primarily on the New York Stock Exchange. According to published guidelines of the New York Stock Exchange, the Common Stock might no longer be eligible for quotation on the New York Stock Exchange if, among other things, the number of Shares publicly held was less than 1,100,000, there were fewer than 2,000 holders of round lots, the aggregate market value of the publicly held Shares was less than $40,000,000, net tangible assets were less than $40,000,000 and there were fewer than two registered and active market makers for the Common Stock. Common Stock held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the Common Stock are not considered as being publicly held for this purpose. According to the Company, as of June 30, 1999, there were 4,614 Holders of record of Common Stock (not including beneficial holders of Common Stock in street name), and as of June 25, 1999, there were 66,263,894 shares of Common Stock outstanding.

  If the Common Stock were to cease to be quoted on the New York Stock Exchange, the market for the Common Stock could be adversely affected. It is possible that the Common Stock would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Common Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration of the shares under the Exchange Act and other factors.

  Exchange Act Registration. The Common Stock is currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Common Stock will cease to be "margin securities" if registration of the Common Stock under the Exchange Act is terminated.

  14. Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and on or after the initial scheduled expiration date of the Offer may amend the Offer and may postpone the acceptance of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) the Commission of the European Union shall not have approved the Transactions under Regulation (EC) No. 4064/89, as amended, of the Council of the European Union. In addition, notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and, at any time on or after the date of the Merger Agreement and prior to the acceptance of Shares for payment, may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered if any of the following conditions shall exist:

    (a) there shall be instituted or pending any action or proceeding by any United States federal or state court or Republic of France court or United States or Republic of France governmental, administrative or regulatory authority or agency, in each case of competent jurisdiction over the Company or a Material Subsidiary (as defined in the Merger Agreement) (i) challenging or seeking to make illegal or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger,
  (ii) seeking to prohibit or materially limit the ownership or operation by Parent of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel Parent to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole or seeking to impose any material limitations on the ability of Parent or the Company to conduct its business or own any material parties of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole in each case as a result of the transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any shares, including, without limitation, the right to vote any such Shares acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, including without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or (iv) seeking to require divestiture by Parent or Purchaser of any Shares;

    (b) there shall be any action taken or any statute, rule, regulation, legislation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to (i) Parent, Purchaser, the Company or any subsidiary of any of them or (ii) the Offer or the Merger, by any United States federal or state or Republic of France legislative body, court, government or governmental, administrative or regulatory authority or agency, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which would reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) in the immediately preceding paragraph;

    (c) any representation or warranty of the Company in the Merger Agreement shall not be true and correct so as to have a Material Adverse Effect (as defined in the Merger Agreement), in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date so as not to have a Material Adverse Effect); provided, however, that for purposes of this paragraph (c), if any representation or warranty of the Company in the Merger Agreement is qualified in any respect by materiality or the words "Material Adverse Effect", such materiality or Material Adverse Effect qualification shall be ignored for purposes of this paragraph (c);

    (d) the Company shall have failed to perform, or comply with, any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure has a Material Adverse Effect;

    (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. and such suspension shall continue for six consecutive Business Days (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France and such moratorium shall continue for six consecutive Business Days, (iii) any material limitation (whether or not mandatory) by any United States federal or French governmental authority or agency on the extension of credit by banks or other lending institutions and such limitations shall continue for six consecutive Business Days;

    (f) the Merger Agreement shall have been terminated in accordance with its terms; or

    (g) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

  provided that, with respect to paragraphs (a), (b), (c) and (d) above, Purchaser shall give the Company advance written notice of any intention by Purchaser to assert the nonsatisfaction of any of the conditions set forth in such paragraphs (a), (b), (c) or (d),which notice shall describe in reasonable detail the basis for the belief that any such condition has not been satisfied; and, provided further that (i) in the event of any action, proceeding, judgment, order or injunction contemplated by such paragraphs
  (a) or (b), Purchaser shall not terminate the Offer under such paragraphs
  (a) or (b), nor exercise any related rights to terminate this Agreement, unless and until such action, proceeding, judgment, order or injunction shall have become final and nonappealable and (ii) if any breach or failure to perform contemplated by any of such paragraphs (c) and (d) is capable of being cured through the exercise by the Company of its reasonable best efforts and for so long as the Company continues to use such reasonable best efforts to cure such breach of failure to perform, Purchaser shall not terminate the Offer under such paragraphs (c) or (d) or exercise any related right to terminate this Agreement, in either case for a period not to exceed 10 Business Days.

  The foregoing conditions are for the benefit of Parent and Purchaser and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  15. Certain Legal Matters; Regulatory Approvals.

  General. Except as otherwise disclosed herein, neither Parent nor Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that it would seek such approval or action. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14--"Conditions of the Offer". While, except as described in this Offer to Purchase, Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its subsidiaries, their affiliates, the Merger, the Merger Agreement and the transactions contemplated thereby from Section 203 of the DGCL.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on representations made by the Company in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor Purchaser has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Common Stock tendered. See Section 14--"Conditions of the Offer".

  Appraisal Rights. No appraisal rights are available to Holders in connection with the Offer.

  However, if the Merger is consummated, a Holder will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, such Holder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of such Shares. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

  If a Holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the Shares of that Holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Holder may withdraw his demand for appraisal by delivering to Purchaser a written notice withdrawing such demand for appraisal and accepting of the Merger.

  The foregoing summary of the rights of objecting Holders does not purport to be a complete statement of the procedures to be followed by Holders desiring to exercise any available appraisal rights.

  The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware law. The provisions of Section 262 of the DGCL are complex and technical in nature. Holders desiring to exercise their appraisal rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their appraisal rights.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

  Regulatory Approvals.

  (a) Antitrust--US. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the HSR Act requirements.

  Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent will submit as soon as reasonably possible. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 10 days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other conditions to the Offer have been satisfied or waived). See Section 2--"Acceptance for Payment and Payment for Shares". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14--"Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  (b) Antitrust--EC. The EC Merger Regulation (Council Regulation No. 4064/89 of December 21, 1989, as amended) requires notification to the European Commission, within seven days of the conclusion of an agreement or commencement of an offer to acquire a controlling interest or the commencement of a cash tender offer therefor, of all concentrations between companies which are deemed to have a "Community dimension" because they exceed certain global and European turnover thresholds. Such concentrations may not be consummated until the European Commission, acting within fixed deadlines, approves them as being "compatible with the Common Market". A concentration is compatible with the Common Market if it does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area (the "EEA"), or in a substantial part of it.

  The European Commission has exclusive competence for approving or prohibiting concentrations with a Community dimension--however, it may, upon request, refer the case to the national antitrust authority of a particular member state if the concentration has a specific effect on the territory of the requesting member state.

  The notification involves the disclosure to the European Commission of detailed information, especially regarding the structure of the relevant markets and the parties' competitive position. Upon receipt of a notification, the European Commission conducts a preliminary review with a maximum duration of one month from notification, which may be extended to six weeks in certain circumstances. This preliminary review concludes with a decision either to approve the notified concentration (with or without conditions) or to initiate an in-depth investigation if the concentration raises serious doubts as to its compatibility with the Common Market. Such an in-depth investigation has a maximum duration of four months, and must end with a European Commission decision either approving the concentration (with or without conditions) or prohibiting it. If the European Commission raises substantive issues in connection with the proposed concentration, the parties may negotiate with the European Commission to find a solution, which may take the form of an undertaking to make structural modifications to the entity resulting from the concentration on conditions, and within a timeframe, agreed with the European Commission.

  Parent and the Company, including their respective affiliates, each conducts substantial operations within the EEA and satisfies the applicable turnover thresholds, with the result that the acquisition of Common Stock will amount to a concentration with a Community dimension and, therefore, be subject to the requirement of notification to, and approval by, the European Commission.

  Parent and Purchaser believe that the concentration effected by the acquisition of the Common Stock by Purchaser will be considered to be compatible with the Common Market, and approved by the European Commission during the preliminary review phase. However, it cannot be ruled out that the European Commission might seek to require structural undertakings as a condition to its approval, and/or to open a second phase investigation to examine serious doubts regarding the concentration's compatibility with the Common Market.

  16. Fees and Expenses. Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Parent and Purchaser have engaged J.P. Morgan as the Dealer Manager in connection with the Offer, and as financial advisor in connection with Parent's proposed acquisition of the Company. Parent and Degremont have agreed to pay J.P. Morgan an engagement fee of $100,000, a retainer fee of $50,000 per month, an announcement fee of $1,000,000 and, upon consummation of the Offer, a success fee of $10,500,000 (less any amount of the engagement, retainer or announcement fees previously paid). Parent and Degremont have also agreed to reimburse J.P. Morgan for all reasonable expenses, and to indemnify J.P. Morgan and certain other persons against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  Purchaser and Parent have also retained First Chicago as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  In addition, Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

  17. Miscellaneous. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          H2O Acquisition Co.

July 1, 1999

                                  SCHEDULE I

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                SUEZ LYONNAISE DES EAUX AND H2O ACQUISITION CO.

1. SUPERVISORY BOARD AND EXECUTIVE OFFICERS OF SUEZ LYONNAISE DES EAUX

  Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and each executive officer of Suez Lyonnaise des Eaux ("Parent"). The principal address of Parent and, unless indicated below, the current business address for each individual listed below is c/o Suez Lyonnaise des Eaux, 1, rue d'Astorg, 75008 Paris, France. Telephone: 011-33-1-40-06-64-00. Each such person is, unless indicated below, a citizen of France.

Name and Current                  Present Principal Occupation or Employment;
Business Address         Age  Material Positions Held During the Past Five Years
----------------         ---  --------------------------------------------------
Jerome Monod............  68 Chairman of the Board, Lyonnaise des Eaux (1980-
                             1997); Chairman of the Supervisory Board, Suez
                             Lyonnaise des Eaux (1997-2001).

Jean Guy Gandois........  69 Vice Chairman of the Supervisory Board, Suez
                             Lyonnaise des Eaux (1997-2001); Chairman and CEO,
                             Pechiney (1986-1996); Chairman and CEO, Cockerill
                             Sambre (1987-1999); President, French National
                             Council of Employers (1996-1997).

Gerhard Cromme..........  56 Chairman of the Executive Board, Fried. Krupp AG
                             Hoesch-Krupp (1989-1999); Chairman of the Executive
                             Board, Thyssen Krupp AG (1999-present); Member of
                             the Supervisory Board, Suez Lyonnaise des Eaux
                             (1997-2001). German Citizen.

Etienne Davignon........  67 Chairman, Societe Generale de Belgique (1985-
                             present); Member of the Supervisory Board, Suez
                             Lyonnaise des Eaux (1997-2001). Belgian Citizen.

Paul Desmarais, Jr. ....  44 Chairman of the Board and Co-Chief Executive, Power
                             Corporation of Canada (1998-2001); Director, Power
                             Corporation of Canada (Canada); Member of the
                             Supervisory Board, Suez Lyonnaise des Eaux (1998-
                             2001); Director, PetroFina S.A. (Belgium); Director,
                             Tractebel S.A. (Belgium); Director, Electrafina S.A.
                             (Belgium); Director, GWL Properties Inc. (U.S.A.);
                             Director, First Great-West Life & Annuity Insurance
                             Company (U.S.A.); Director, Great-West Lifeco Inc.
                             (Canada); Director, Gold Circle Insurance Company
                             (Canada); Director, Gesca Ltd. (Canada); Director,
                             La Presse Ltd. (Canada); Director, Les Journaux
                             Trans-Canada (1996) Inc. (Canada); Director and
                             Member of the International Council, INSEAD;
                             Chairman, Canadian Foundation for International
                             Management for INSEAD; Chairman, McGill University
                             Faculty of Management International Advisory Board;
                             Chairman, HEC International Advisory Committee.
                             Canadian Citizen.

Reto Domeniconi.........  62 Member of the Supervisory Board, Suez Lyonnaise des
                             Eaux (1997-2001); Directeur General, Nestle SA
                             (1983-1996). Swiss Citizen.

Lucien Douroux..........  65 Chairman of the Supervisory Board, Credit Agricole
                             Indosuez (1999-present); Member of the Supervisory
                             Board, Suez Lyonnaise des Eaux (1997-2001); Chief
                             Executive Officer, Caisse Nationale de Credit
                             Agricole (1993-1999).

Name and Current                  Present Principal Occupation or Employment;
Business Address         Age  Material Positions Held During the Past Five Years
----------------         ---  --------------------------------------------------
Pierre Faurre...........  57 Chairman and Chief Executive Officer, SAGEM (1987-
                             present); Member of the Supervisory Board, Suez
                             Lyonnaise des Eaux (1997-2001).

Ricardo Fornesa Ribo....  67 Chief Executive Officer, Sociedad General de Aguas
                             de Barcelona, S.A. (1979-present); Board Secretary
                             and Assistant to the President, Caixa d'Estalvis i
                             Pensions de Barcelona (1979-present); Member of the
                             Supervisory Board, Suez Lyonnaise des Eaux (1998-
                             2001); Director, Inmobiliara Colonial (1992-
                             present); Director, E. Nacional Hidroelectrica del
                             Ribagorzana (ENHER) Electricity (1994-present);
                             Director, Cia. de Seguros Adeslas, S.A. (1994-1998);
                             Director, Cia de Telecomunicaciones de Chile (1997-
                             present). Spanish Citizen.

Albert Frere............  73 Chairman of the Board, Groupe Bruxelles Lambert S.A.
                             (1988-present); Chairman of the Board, Petrofina
                             S.A. (1990-present); Chairman of the Board,
                             Electrafina S.A. (1982-present); Chairman of the
                             Board, Frere-Bourgeois S.A. (1970-present); Chairman
                             of the Board, Erbe S.A. (1975-present); Deputy
                             Chairman, Managing Director, and Member of the
                             Executive Committee, Pargesa Holding S.A. (1981-
                             present); Deputy Chairman, Compagnie Benelux Paribas
                             S.A. (1973-present); Deputy Chairman, Total Fina
                             S.A. (1999-present); Member of the Supervisory
                             Board, Suez Lyonnaise des Eaux (1997-present);
                             Director, Coparex S.A. (1978-present); Director,
                             Television Francaise 1, S.A. (1996-present);
                             Director, L.V.M.H. S.A. (1997-present); Director,
                             Audiofina S.A. (1992-present); Director, CLT/UFA
                             (1987-present); Honorary Member of the Council of
                             Regents, Banque Nationale de Belgique S.A. (1995-
                             present). Belgian Citizen.

Frederick Holliday......  63 Chairman, Northumbrian Water Group (1993-present);
                             Chairman, The Go-Ahead Group Plc (as of 1997); Board
                             Member, Brewin Dolphin Plc (as of 1996); Chairman,
                             Northern Venture Capital Fund (1985); Member of the
                             Supervisory Board, Suez Lyonnaise des Eaux (1997-
                             2001); Board Member, Shell UK Limited (1980-1998);
                             Board Member, Union Railways (1993-1996); Board
                             Member, British Rail (1990-1993); Vice Chancellor,
                             Durham University (1980-1990); Chairman, Northern
                             Regional Board, Lloyds Bank (1986-1989); President
                             of the Freshwater Biological Association; President,
                             British Trust for Ornithology; former Council Member
                             for WaterAid; former Chairman of the Nature
                             Conservancy Council; Past President of the Scottish
                             Marine Biological Association. British Citizen.

Philippe Jaffre.........  53 Chairman and Chief Executive Officer, Elf Aquitaine
                             (1993-present); Member of the Supervisory Board,
                             Suez Lyonnaise des Eaux (1997-2001).

Jacques Lagarde.........  61 Executive Vice President, the Gillette Company
                             (1993-1998); Member of the Supervisory Board, Suez
                             Lyonnaise des Eaux (1997-2001). American Citizen.

Name and Current                  Present Principal Occupation or Employment;
Business Address         Age  Material Positions Held During the Past Five Years
----------------         ---  --------------------------------------------------
Jean Peyrelevade........  59 Chairman, Credit Lyonnais (1993-present); Member of the Supervisory Board, Suez Lyonnaise des Eaux
                             (1997-2001).

Claude Pierre-            71 Chairman, Caisse de Refinancement Hypothecaire
 Brossolette............     (1995-present); Chairman, Banque Eurofin (1995-
                             1996); Member of the Supervisory Board, Suez
                             Lyonnaise des Eaux (1997-2000); Director, Credit
                             Lyonnais (1994-present); Director, Compagnie des
                             Signaux (1996-present).

Jean Syrota.............  62 Chairman and Chief Executive, Compagnie Generale des
                             Matieres Nucleaires (COGEMA) (1988-present);
                             Director, TOTAL S.A. (1993-present); Director,
                             Framatome (1989-present); Permanent Representative
                             of COGEMA, Usinor (1995-present); Director, SAGEM
                             (1996-present); Director, CEA-Industrie (1993-
                             present); Board Member, CFC (1989-present); Board
                             Member, FBFC (1989-present); Member of the
                             Supervisory Board, Suez Lyonnaise des Eaux (1997-
                             2001); Director, ERAP (1998-present); Permanent
                             representative of COGEMA, EURODIF (1989-1997).

Gerard Mestrallet.......  50 President of the Executive Board and Chief Executive
                             Officer, Suez Lyonnaise des Eaux (1997-present);
                             Chairman and Chief Executive Officer, Compagnie de
                             Suez (1995-1997); Chief Executive Officer and
                             Chairman of the Management Committee, Societe
                             Generale de Belgique (1991-1995); Senior executive
                             vice-president, Compagnie de Suez (1991-1995).

Philippe Brongniart.....  60 Member of the Executive Board, Suez Lyonnaise des
                             Eaux (1997-present); Director, H2O Acquisition Co.
                             (1999-present); Executive Vice President, Lyonnaise
                             des Eaux (1993-1997).

Francois Jaclot.........  50 Executive Vice President and Member of the Executive
                             Board, Suez Lyonnaise des Eaux (1997-present);
                             Senior Executive Vice President; Compagnie de Suez
                             (1996-1997); Managing Partner, Demachy Worms &
                             Compagnie (1994-1995); Director, Societe Generale de
                             Belgique (1996-present); Director, GTM (1998-
                             present); Director, Sita (1998-present); Director,
                             Elyo (1998-present); Director, TPS (1998-present);
                             Director, Banque Sofinco (1996-present); Director,
                             Suez Industrie (1996-present); Director, M6 (1998-
                             present); Director, Lyonnaise Communications (1998-
                             present).

Patrick Buffet..........  45 Executive Vice President, Suez Lyonnaise des Eaux
                             (1998-present); Director, H2O Acquisition Co. (1999-
                             present); Director of International Holdings,
                             Societe Generale de Belgique (1994-1998).

2. DIRECTORS AND EXECUTIVE OFFICERS OF H2O ACQUISITION CO.

  Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of H2O Acquisition Co. ("Purchaser"). Each person identified below has held his position since the formation of Purchaser on June 24, 1999. The principal address of Purchaser and, unless indicated below, the current business address for each individual listed below c/o Suez Lyonnaise des Eaux, 1, rue d'Astorg, 75008 Paris, France. Telephone: 011-33-1-40-06-64-00. Each such person is, unless indicated below, a citizen of France. Directors are identified by an asterisk.

Name and Current                  Present Principal Occupation or Employment;
Business Address         Age  Material Positions Held During the Past Five Years
----------------         ---  --------------------------------------------------
Philippe Brongniart*....  60 Member of the Executive Board, Suez Lyonnaise des
                             Eaux (1997-present); Director, H2O Acquisition Co.
                             (1999-present); Executive Vice President, Lyonnaise
                             des Eaux (1993-1997).

Patrick Buffet*.........  45 Executive Vice President, Suez Lyonnaise des Eaux
                             (1998-present); Director, H2O Acquisition Co. (1999-
                             present); Director of International Holdings,
                             Societe Generale de Belgique (1994-1998).

Christian Maurin........  52 Chairman and Chief Executive Officer, Degremont
                             (1999-present); Chairman and Chief Executive
                             Officer, Banque Indosuez (1996-1998); President, H2O
                             Acquisition Co. (1999-present); Chairman and Chief
                             Executive Officer, Banque Sofinco (1993-1996).

3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

  To the best knowledge of Parent and Purchaser, none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

  Copies of the Letters of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         By Hand:                  By Mail:           By Overnight Courier:
   First Chicago Trust       First Chicago Trust       First Chicago Trust
   Company of New York       Company of New York       Company of New York



 c/o Securities Transfer      Corporate Actions         Corporate Actions
  and Reporting Services          Suite 4660                Suite 4680
           Inc.                 P.O. Box 2569       14 Wall Street, 8th Floor
 Attn: Corporate Actions    Jersey City, NJ 07303-      New York, NY 10005
   100 William Street,               2569
         Galleria
    New York, NY 10038

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                         Collect Call: (212) 754-8000
                    Banks and Brokerage Firms, please call:
                                (800) 662-5200

                   Shareholders Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                               J.P. Morgan & Co.
                                60 Wall Street
                           New York, New York 10260
                           Toll Free: (877) 219-8026